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Exhibit 10.14

ASSIGNMENT AND ASSUMPTION AGREEMENT

        THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this "Agreement") is made and entered into as of January 20, 2004 (the "Effective Date") by CURLETT FAMILY LIMITED PARTNERSHIP, LTD. ("CFLP"), a Wyoming Limited Partnership having a registered office at 4239 Pat O'Hara Mountain Drive, Cody, Wyoming 82414-9250, PRODRIL SERVICES INCORPORATED ("PSI"), a Texas corporation having a registered office at 4239 Pat O'Hara Mountain Drive, Cody, Wyoming 82414, HARRY B. CURLETT ("CURLETT"), an individual, residing at 4239 Pat O'Hara Mountain Drive, Cody, Wyoming 82414, CCORE TECHNOLOGY AND LICENSING, LTD ("CCORE"), a Texas limited partnership having a registered office at 4239 Pat O'Hara Mountain Drive, Cody, Wyoming 82414, PRODRIL SERVICES INTERNATIONAL LIMITED ("PSIL"), a Texas limited partnership having a registered office at 4239 Pat O'Hara Mountain Drive, Cody, Wyoming 82414, and PARTICLE DRILLING, INC., a corporation organized and existing under the laws of the State of Texas, having a place of business at 808 Travis Street, Suite 850, Houston, Texas 77002 ("PARTICLE DRILLING"). The parties, intending to be legally bound agree as follows:

        WHEREAS, CFLP was previously the owner of the following:

    U.S. Patent No. 6,386,300—issued May 14, 2002, entitled "Formation cutting method and system"; and

    Published Patent Application No. 20020100615—filed March 12, 2002, entitled "Formation cutting method and system" and

    Unpublished Patent Application No. 60/463,903—filed April 16, 2003, entitled "PID Drill Bit"; and

    Unpublished Patent Application No. 60/473,832—filed May 27, 2003, entitled "PID Cutter Concepts"

    (Herein referred to collectively as "CFLP Patents/Applications")

    as well as the inventions embodied in the CFLP Patents/Applications and two (2) invention disclosures for "Injector System" and "PID Drill Bit (Nozzle only)" (collectively "CFLP Inventions") and certain proprietary know-how pertaining specifically to the Particle Impact Drilling Process and System solely for applications dealing with or related to the oil and gas industry, it being understood that the term "oil and gas industry" does not include the activity or providing drilling services for a well bore that produces geothermal energy that is utilized to produce hydrocarbons; provided that such well bore does not produce hydrocarbons and provided further that Curlett does not own any direct or indirect ownership or other benefit in the hydrocarbons that are thereby processed (collectively "CFLP Know-How").

        WHEREAS, in connection with the loan (the "Loan") from PARTICLE DRILLING to PSI evidenced by that certain Amended and Restated Revolving Line of Credit Promissory Note dated August 13, 2003 in the maximum principal amount of $350,000, CFLP has previously assigned to PARTICLE DRILLING all of its right, title and interest in the CFLP Patents/Applications, the CFLP Inventions, and the CFLP Know-How pursuant to that certain Assignment and Assumption Agreement dated June 1, 2003 (the "First Assignment");

        WHEREAS, in connection with the Loan, CFLP and PARTICLE DRILLING executed (i) that certain letter agreement dated May 20, 2003 pursuant to which, among other things, CFLP was granted the right to repurchase the CFLP Patents/Applications, CFLP Inventions, and CFLP Know-How from PARTICLE DRILLING under certain circumstances (the "Purchase Option"), and (ii) that certain Exclusive License Agreement dated June 1, 2003 (the "License Agreement");

        WHEREAS, the Parties hereto have executed that certain Acquisition Agreement dated January 20, 2004, pursuant to which this Agreement is required to be executed and delivered at the "Closing" referenced therein (the "Acquisition Agreement");

        WHEREAS, PARTICLE DRILLING desires to (i) receive assurances that PSI, PSIL, Curlett, and CCORE will not assert any ownership or other rights against PARTICLE DRILLING with respect to the CFLP Patents/Applications, CFLP Inventions, and CFLP Know-How, and (ii) confirm the termination of the Purchase Option;

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged:

        1.     PSI, PSIL, CCORE, and CURLETT hereby sell and assign to PARTICLE DRILLING, its successors and assigns, and CFLP hereby confirms the assignment made pursuant to the First Assignment to PARTICLE DRILLING of CFLP's, PSI's, PSIL's, CCORE's, and CURLETT's entire right, title and interest throughout the world in and to:

    a.
    CFLP Inventions;

    b.
    CFLP Patents/Applications;

    c.
    CFLP Know-How;

    d.
    All applications for patent or like protection on said CFLP Inventions or CFLP Know-How, including said CFLP Patents/Applications that have been made by CFLP or its legal representatives, including any continuation, continuation-in-part and any other utility applications that may be based on the CFLP Inventions, CFLP Patents/Applications, or CFLP Know-How, whether in the United States of America or any other place anywhere in the world, and all patents and like protection resulting therefrom, and all substitutions for and divisions, continuations, continuations-in-part, renewals, reissues, extensions, and the like of said applications and patents and like grants, including without limitation, those obtained or permissible under past, present and future laws and statutes;

    e.
    All rights of action on account of past, present and future unauthorized use of the CFLP Inventions, CFLP Patents/Applications, or CFLP Know-How and for infringement of the CFLP Inventions, CFLP Patents/Applications, or CFLP Know-How and like protection;

    f.
    The right to file in its own name applications for patents and like protection for the CFLP Inventions, CFLP Patents/Applications, or CFLP Know-How in the United States of America or any other place anywhere in the world; and

    g.
    All international rights of priority associated with the CFLP Inventions; CFLP Patents/Applications; or CFLP Know-How; and like protection.

        2.     The assignment made pursuant to Section 1 of this Agreement shall be subject to the terms of the License Agreement.

        3.     CFLP, PSI, PSIL, CCORE, and CURLETT hereby further agree that they will (i) communicate to said PARTICLE DRILLING, or to its successors, assigns, and legal representatives, any facts known to that person respecting the CFLP Inventions, CFLP Patents/Applications and CFLP Know-How, and at the expense of PARTICLE DRILLING, testify in any legal proceedings, sign all lawful papers, execute all divisional, continuation, reissue and substitute applications, make all lawful oaths, and generally do everything possible to aid PARTICLE DRILLING, its successors, assigns and nominees to obtain and enforce proper patent protection in all countries, (ii) promptly disclose to PARTICLE DRILLING any development or modifications made or acquired by the Party that are improvements of the CFLP Inventions, whether or not patentable or unpatentable and whether developed solely or jointly with others, and (iii) and does hereby assign to PARTICLE DRILLING his or its entire right, title, and interest in any such improvements including the right to file patent applications therefor and have letters patent issued in its own name in all countries.

        4.     CFLP, PSI, PSIL, CCORE, and Curlett agree that they will communicate to PRODRIL ACQUISITION COMPANY, or to its successors, assigns and legal representatives, any facts known to it respecting any such improvements to the CFLP Inventions, and at the expense of PARTICLE DRILLING, testify in any legal proceedings, sign all lawful papers, execute all divisional, continuation, reissue or substitute applications, make all lawful oaths, and generally do everything possible to effectuate the intent of this Agreement and to aid PARTICLE DRILLING, its successors, assigns and nominees to obtain and enforce proper patent protection in all countries

        5.     For and in consideration of the foregoing, including specifically the covenant set forth in Section 4 hereof, PARTICLE DRILLING has cancelled the Loan effective as of the Closing, and agrees to pay an annual aggregate Royalty of 4% of PARTICLE DRILLING's Annual Gross Revenue, allocable as follows:

a.	CCORE	1.6%
b.	PSI	1.2%
c.	PSIL	1.2%

        PARTICLE DRILLING will pay the Royalty within 30 days after the end of each calendar year ending on 31 December in the amount of Royalty due for the immediately preceding year. The term "Annual Gross Revenue" means all revenue of PARTICLE DRILLING directly stemming from, attributable to, derived from or received as a result of the CFLP Patents/Applications, CFLP Inventions, and CFLP Know-How as determined under Generally Accepted Accounting Principles, consistently applied. "Annual Gross Revenue" shall expressly exclude, by way of example and not by way of limitation, the sales or other taxes collected by PARTICLE DRILLING and amounts received as reimbursement of costs of PARTICLE DRILLING, such as freight costs. In addition, "Annual Gross Revenue" includes an amount equal to the amount that would have been charged in an arms'-length transaction with an unaffiliated third party, if the CFLP Patents/Applications, CFLP Inventions, and CFLP Know-How is made available to an affiliate of PAC or is used in an oil and gas operation by PAC. Notwithstanding the foregoing, however, "Annual Gross Revenue" shall not include any revenue which is considered "Annual Gross Revenue" for purposes of that certain Exclusive License Agreement dated the date hereof from CCORE to PARTICLE DRILLING concerning the "dualjet" technology. Curlett acknowledges that he has received adequate consideration for the assignment evidenced by this Agreement, through the value realized by him at the Closing both individually and as shareholder of PSI, and a partner of CCORE and PSIL.

        6.     The obligation to pay Royalties pursuant to Section 5 shall terminate upon the expiration of the last CFLP Patents/Applications to expire.

        7.     CFLP hereby confirms the termination of the Purchase Option.

        8.     The First Assignment shall continue in full force and effect.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

CURLETT FAMILY PARTNERSHIP, LTD., A Wyoming limited partnership

By:	Patriarch, LLC, a Wyoming limited liability Company (its general partner)

	By:	/s/ HARRY B. CURLETT Harry B. Curlett, Manager

PRODRIL SERVICES INCORPORATED

By:	/s/ JACK BOBO Jack Bobo, Director

/s/ HARRY B. CURLETT Harry B. Curlett

CCORE TECHNOLOGY AND LICENSING, LTD., a Texas limited partnership

By:	/s/ HARRY B. CURLETT Harry B. Curlett, General Partner

PRODRIL SERVICES INTERNATIONAL LIMITED, a Texas limited partnership

By:	LTL65429, L.P., a Texas limited partnership (its general partner)

	By:	/s/ HARRY B. CURLETT Harry B. Curlett, General Partner

PARTICLE DRILLING, INC.

By:	/s/ PRENTIS TOMLINSON Prentis Tomlinson, Chief Executive Officer

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ASSIGNMENT AND ASSUMPTION AGREEMENT